Exhibit 99.2

Fathom Holdings Expands Board,
Names Ravila Gupta as Newest Director

CARY, N.C., March 3, 2021 – Fathom Holdings Inc. (Nasdaq: FTHM), a holding company that primarily operates through its wholly owned subsidiary, Fathom Realty, LLC, a national, cloud-based, technology-driven, residential real estate brokerage, today announced that Ravila Gupta has been named to its board of directors, expanding its membership to eight, five of whom are independent.

Since April 2020, Gupta, 57, has served as President and Chief Executive Officer of Bagchi Group, Inc., a private company providing business strategy, financial services, and board and executive coaching support to businesses. Prior to that, she was President and Chief Executive Officer of the Council for Entrepreneurial Development, a non-profit organization dedicated to the development of entrepreneurs and their businesses. Previously, she served as President of Umicore USA Inc, a global materials technology and recycling group.

“Ravila brings significant executive management experience to Fathom, with a long and successful track record in strategic planning, business development, leadership development, marketing and culture,” said Fathom Chairman and CEO Joshua Harley. “We are pleased to welcome Ravila, and look forward to the insights and expertise she will bring to our company.”

“I am excited to join Fathom and be part of a company that is rapidly growing and changing the face of the residential real estate market,” said Gupta. “I look forward to contributing my knowledge, as Fathom continues to expand geographically and introduce new products and services to its agents.”

Gupta earned a bachelor’s and master’s degree in engineering from McGill University, and a law degree from North Carolina Central University. She currently serves on the advisory board at Primo Partners LLC, a Ben & Jerry’s franchise development and real estate company, and previously served in an advisory role at Bennett Aerospace, Inc., an engineering and development company.

About Fathom Holdings Inc.

Fathom Holdings Inc. is the parent company of Fathom Realty Holdings, LLC, a national, virtual, full-service real estate brokerage that leverages proprietary cloud-based software called IntelliAgent to operate a Platform as a Service model (PaaS) for the residential real estate industry. Fathom offers real estate professionals 100% commission, small flat-fee transaction costs, support, technology, and training, all powered by best-in-class operational efficiencies. For more information visit www.fathomrealty.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, the Company’s ability to expand geographically and introduce new products and services to its brokers. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: reliance on key personnel; risks associated with making and integrating acquisitions; technology risks; risks in effectively managing rapid growth in our business; competitive risks; and the others set forth in the Risk Factors section of the Company’s registration statement for its initial public offering filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations and Media Contacts:

Roger Pondel/Laurie Berman

PondelWilkinson Inc.

investorrelations@fathomrealty.com

(310) 279-5980

Marco Fregenal
President and CFO

Fathom Holdings Inc.
investorrelations@fathomrealty.com
(888) 455-6040